EXHIBIT (k)(10)
Execution Copy

First Amendment Agreement
Dated as of January 31, 2011
to
Note Purchase Agreement
Dated April 16, 2010
of
Highland Credit Strategies Fund

Table of Contents

Section		Heading	Page

Section 1.		Omnibus Amendment and Amendment	1

Section 2.		Additional Amendments to Original Note Agreement	2

Section 3.		Conditions Precedent	10

Section 4.		Representations and Warranties	11

Section 5.		Miscellaneous	12

Schedule I	—	Name of Holders and Principal Amount of Notes

Exhibit A	—	Form of Floating Rate Series A Secured Note due April 16, 2015

Exhibit B	—	Form of UCC Financing Statement

-i-

First Amendment Agreement
Dated as of
January 31, 2011
To each of the holders (the “Noteholders”)
   listed in Schedule I to this First
   Amendment Agreement
Ladies and Gentlemen:
          Reference is made to the Note Purchase Agreement dated April 16, 2010, by and among Highland Credit Strategies Fund, a Delaware statutory trust (the “Company”), and the purchasers set forth in Schedule A thereto (said Note Purchase Agreement being referred to collectively as the “Original Note Agreement”) under and pursuant to which $120,000,000 aggregate principal amount of Floating Rate Series A Senior Unsecured Notes due April 16, 2015 (the “Notes”) of the Company were issued and of which $120,000,000 are presently outstanding.
          Capitalized terms used in this First Amendment Agreement (this “Amendment” which shall include all exhibits hereto) without definition shall have the meanings given such terms in the Original Note Agreement. The Original Note Agreement as amended by this Amendment is the “Note Agreement.”
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders agree to amend certain provisions of the Original Note Agreement as hereinafter provided.
          Upon the acceptance hereof by the Required Holders in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof, this Amendment shall be effective, but only in the respects hereinafter set forth:
Section 1. Omnibus Amendment and Amendment.
     Section 1.1. The Original Note Purchase Agreement and Notes are amended so that each reference to the Original Note Agreement and the Notes being “unsecured” shall be amended to “secured.”
     Section 1.2. Exhibit 1-A to the Original Note Agreement is hereby amended and restated in its entirety as of the date hereof so that the same shall be in the form of Exhibit A hereto.

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     Section 2. Additional Amendments to Original Note Agreement.
     Section 2.1. Section 7.1(c)(ii) of the Original Note Agreement is deleted and replaced with the following:
     “(ii) if requested by a holder of Notes, each financial statement, report or notice sent by the Company to its principal lending banks, if any, as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility; provided that at the request of a holder, the Company shall deliver information included in borrowing base reports under the Credit Agreement, including any descriptions of what assets of the Company are included and not included in the description of collateral which is pledged under the Security Agreement) or to any NRSRO; and
     (iii) prior written notice of any amendment, consent, waiver or other modification of the terms of the Credit Agreement.”
     Section 2.2. Section 7.2 of the Original Note Agreement is amended by replacing the reference to “Sections 9.7, 10.4(b), 10.4(c) and 10.6” with “Sections 9.7, 10.4(b), 10.4(c), 10.6 and 10.8 through and including 10.11”.
     Section 2.3. The first sentence of Section 9.9 of the Original Note Agreement is deleted and replaced with the following:
“In the event that the Company shall at any time after the date of Closing enter into, assume or otherwise become bound by or obligated under any agreement creating or evidencing Indebtedness of the Company in excess of $10,000,000 containing one or more Additional Covenants, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant contained in such agreement.”
     Section 2.4. Section 9.10 of the Original Note Agreement is deleted and replaced with the following:
     “Section 9.10. Ranking of Obligations. The Company’s payment obligations under this Agreement, the Notes and the other Note Documents shall at all times rank pari passu with the Credit Documents and the Lien of the Security Agreement shall at all

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times rank pari passu with the Bank Security Agreement (as defined in the Intercreditor Agreement).”
     Section 2.5. Section 9 of the Original Note Agreement is amended by adding the following after Section 9.11:
     “Section 9.12. Maintenance of Collateral. The Company will, subject to the provisions of the Security Agreement, at all times place and maintain the Collateral in the custody of the Custodian.”
     “Section 9.13. Custodian. If the Company enters into a new custodian relationship with a new Custodian, the Company shall have substantially simultaneously caused such new custodian to enter into a control agreement for the benefit of the Note Security Agent and the holders of Notes in form and substance identical to the Control Agreement.”
     Section 2.6. Section 10.2(a) of the Original Note Agreement is deleted and replaced with the following:
          “(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company or business trust organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company or business trust, such corporation or limited liability company shall have executed and delivered to each holder of any Notes (x) its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) at a holder’s reasonable request, such documents evidencing the continued enforceability of this Agreement, the Notes and the Security Documents (and continued perfection and priority of the Lien created by the Security Documents) against the Company; and”
     Section 2.7. Section 10.6 of the Original Note Agreement is amended by adding the following at the end thereof:
“Notwithstanding the foregoing, (x) the Note Documents shall be permitted to be secured and (y) the Credit Documents shall be permitted to be secured on a equal and ratable pari passu basis with

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the Note Documents, subject to the terms of the Intercreditor Agreement.”
     Section 2.8. Section 10 of the Original Note Agreement is amended by adding the following after Section 10.7:
     “Section 10.8. Debt. The Company will not create, assume or suffer to exist any Debt other than:
     (a) Debt arising under the Credit Agreement in an aggregate principal amount not to exceed $165,000,000 in outstanding principal amount at any one time;
     (b) Debt in favor of the Custodian and incurred in the ordinary course of business for (i) the purpose of clearing and settling the purchase and sale of securities, (ii) temporary or emergency purposes, or (iii) in connection with foreign exchange transactions relating to the clearing and settling of purchases and sales of securities;
     (c) Debt in respect of judgments or awards that do not constitute an Event of Default, including any unsecured performance bond in respect of such judgments or awards;
     (d) Debt arising in connection with portfolio investments and investment techniques arising in the ordinary course of the Company’s business to the extent that such Debt is permissible under the 1940 Act and consistent with the Company’s Investment Policies and Restrictions, including, without limitation, any Debt arising under reverse repurchase agreements and derivative transactions; and
     (e) Debt arising under this Agreement and any Debt under any additional note facility with any holder of Notes as of January 31, 2011 or any Affiliate; and
provided that in no event shall the Company (i) enter into or utilize Financial Contracts other than in the ordinary course of business for hedging or investment purposes in accordance with its Investment Policies and Restrictions or (ii) issue or be or remain liable for or have outstanding any “senior security” (as defined in the 1940 Act), except that the Company may enter into an additional note facility as contemplated by Section 10.8(e). The Company will not at any time issue or have outstanding any preferred stock.”

Highland Credit Strategies Fund	First Amendment Agreement
     “Section 10.9. Liens on Collateral. The Company will not create, assume, incur or suffer to exist any Lien on any of the Collateral except (i) Liens of the Note Security Agent, on behalf of the holders of Notes, created by or pursuant to any of the Security Documents or any of the other Note Documents, (ii) Liens of the bank security agent on behalf of itself and the banks under the Credit Agreement, subject to the terms of the Intercreditor Agreement, (iii) Liens for taxes, assessments or other governmental charges or levies the payment of which is not at the time required or which are being contested in good faith by the Company and as to which the Company has established appropriate reserves in its books and records and (iv) Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising under such Custody Agreement.”
     “Section 10.10. Asset Coverage. The Company will not at any time permit the aggregate amount of Total Liabilities that are Senior Securities Representing Indebtedness to exceed 33 1/3% of its Adjusted Net Assets.”
     “Section 10.11. Maximum Amount. The Company will not at any time permit the aggregate amount of its outstanding Debt to exceed the Maximum Amount for more than three Business Days after the occurrence of such event or such shorter time as may be required by Applicable Law.”
     Section 2.9. Section 11(c) of the Original Note Agreement is hereby amended by adding the following after the reference to “10.6”, “10.8 through and including 10.11”.
     Section 2.10. Section 11 of the Original Note Agreement is hereby amended by replacing the “.” at the end of Section 11(k) with the following:
“; or
(1) the Note Security Agent for the benefit of the holders of Notes or the holders of Notes shall cease to have a valid and perfected first priority security interest in the Collateral, free and clear of all Adverse Claims other than Liens permitted by Section 10.9.”
     Section 2.11. The following definitions are added to Schedule B in alphabetical order:
          “Adjusted Net Assets” means, as at any date of determination, an amount equal to (a) the value of the Section 10.10 Total Assets of the Company minus (b) the Total Liabilities of the Company that are not Senior Securities Representing Indebtedness. For purposes of calculating the Adjusted Net Assets the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all

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assets pledged or otherwise segregated to secure such liability (other than assets pledged or encumbered in favor of the Note Security Agent or the Custodian, each for the benefit of the holders of Notes).
          “Adverse Claim” means any Lien or other right or claim in, of or on any Person’s assets or properties (including the segregation thereof or the deposit thereof to satisfy margin or other requirements, provided that “Adverse Claim” shall not include any segregation which (i) is required to prevent a security of the Company from constituting a senior security for purposes of the 1940 Act and (ii) is not a pledge or security interest) in favor of any other Person other than, in the case of the Company, Liens described in clauses (i) through (iii) of Section 10.9.
          “Applicable Law” means any Law of any Authority, including, without limitation, all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its property is bound.
          “Authority” means any governmental or quasi-governmental authority (including the Financial Industry Regulatory Authority, Inc., the stock exchanges, the SEC and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic), whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.
          “Collateral” has the meaning set forth in the Security Agreement.
          “Collateral Agent” means State Street Bank and Trust Company or any other Person appointed pursuant to Section 2.7 of the Intercreditor Agreement in its capacity as the collateral agent on behalf of (a) the agent and banks under the Credit Agreement, and (b) the Note Security Agent and the holders of the Notes.
          “Control Agreement” means that certain Control Agreement, dated as of January 31, 2011 among the Company, the Collateral Agent, and the Custodian, as the same may be amended, restated, modified, supplemented or replaced from time to time.
          “Credit Agreement” means the Credit Agreement dated as of January 31, 2011 among the Company and State Street Bank and Trust Company as agent, among others, as the same may be amended, supplemented, renewed, extended or otherwise modified or Refinanced from time to time.
          “Credit Documents” means the Loan Documents (as defined in the Credit Agreement) and the acknowledgment, executed and delivered by the Company to the Intercreditor Agreement.

Highland Credit Strategies Fund	First Amendment Agreement
          “Custodian” means PFPC Trust Company, a limited purpose trust company incorporated under the laws of Delaware.
          “Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are or are required to be capitalized in accordance with GAAP, (e) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed or Guaranteed by such Person, (f) all Debt of others Guaranteed by such Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (g) all obligations of such Person in respect of banker’s acceptances and under reverse repurchase agreements, (h) with respect to any counterparty, the obligations of such Person to such counterparty in respect of Financial Contract Liabilities, and (i) all obligations that are senior securities for purposes of the 1940 Act.
          “Financial Contract Liability” means, at any time, with respect to Financial Contracts with any counterparty, the net amount, if any, that a Person would be obligated, in accordance with such Financial Contracts to which such Person is a party, to pay to such counterparty thereto if such Financial Contracts and all transactions thereunder terminated at such time in accordance therewith on a complete no-fault basis (including, without limitation, any such amounts that would not be recorded as a liability under GAAP, such as fees payable upon early termination of a Financial Contract).
          “Financial Contracts” means option contracts, options on futures contracts, futures contracts, forward contracts, options on foreign currencies, reverse repurchase agreements, securities lending agreements, when-issued securities, swap, swaption, floor, cap, or collar agreements, other similar arrangements and other obligations that would be, but for the segregation of assets thereof, senior securities for purposes of the 1940 Act.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Immaterial Subsidiary” means, any Subsidiary of the Company to the extent that such Subsidiary has assets representing less than 5% of the total assets for the Company on a

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consolidated basis on the last day of the most recent fiscal quarter ended on or prior to the date of determination.
     “Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as January 31, 2011, among State Street Bank and Trust Company as collateral agent for State Street Bank and Trust Company as bank security agent and Wells Fargo Bank, N.A. as Note Security Agent, as the same may be amended, restated, modified, supplemented or replaced from time to time.
     “Investment Policies and Restrictions” means, with respect to the Company, the provisions dealing with objectives, policies and restrictions relating to investing and borrowing by the Company, as set forth in the Company’s Prospectus, delivered to the holders of Notes prior to January 31, 2011, in each case as such objectives, policies and restrictions are in effect on January 31, 2011, as modified as permitted under this Agreement.
     “Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.
     “Maximum Amount” means, as at any date of determination, an amount equal to the least of:
     (a) the maximum amount of Debt that the Company would be permitted to incur pursuant to Applicable Law, including the 1940 Act,
     (b) the maximum amount of Debt that the Company would be permitted to incur without violating the limitations on borrowings adopted by the Company in its Investment Policies and Restrictions or elsewhere,
     (c) the maximum amount of Debt that the Company would be permitted to incur pursuant to any agreements with any Authority, and
     (d) the maximum amount of Debt that the Company would be permitted to incur without violating Section 10.10 or any other provision of this Agreement, in each case, as in effect at the time of determination.
     “Note Agency Agreement” means that certain Note Agency Agreement dated January 31, 2011 between the Note Security Agent, the holders of Notes and the Company, as the same may be amended, restated, modified, supplemented or replaced from time to time
     “Note Documents” means, collectively, this Agreement, the Notes, the Note Agency Agreement, the Security Documents, and any and all other documents and instruments required

Highland Credit Strategies Fund	First Amendment Agreement
to be executed and delivered by the Company pursuant to this Agreement, in each case as amended and in effect from time to time.
     “Note Security Agent” means Wells Fargo Bank, N.A. or any replacement agent pursuant to the terms of the Note Agency Agreement.
     “Prospectus” means, collectively, the Company’s prospectus and statement of additional information, each dated June 23, 2006, and filed with the SEC pursuant to Rule 497(h) under the 1940 Act, as may be supplemented from time to time.
     “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Section 10.10 Total Assets” means, at any date of determination, all assets of the Company which in accordance with GAAP would be classified as assets upon a balance sheet of the Company prepared as of such date, valued in accordance with the methods and procedures described in the Company’s Valuation Procedures, provided, however, that Section 10.10 Total Assets shall not include (a) equipment, (b) deferred organizational and offering expenses or (c) the value of (1) all assets belonging to any Immaterial Subsidiary and (2) the Company’s direct or indirect debt, equity or other interests or investments in any Immaterial Subsidiary.
     “Security Agreement” means that certain Security Agreement, dated as of January 31, 2011, between the Company and Wells Fargo Bank, N.A., on behalf of the holders of Notes, as the same may be amended, restated, modified, supplemented or replaced from time to time.
     “Security Documents” means, collectively, the Security Agreement, the Control Agreement, the Intercreditor Agreement, the Custodian Services Agreement between the Company and the Custodian dated June 1, 2006, as amended, restated, modified, supplemented or replaced and all other security documents delivered from time to time to the Collateral Agent or the Note Security Agent or the holders of Notes granting a Lien on any property of the Company to secure the obligations and liabilities of the Company under any Note Document.
     “Senior Securities Representing Indebtedness” has the meaning set forth in Section 18(g) of the 1940 Act, and includes, without limitation, Indebtedness in respect of the Credit Agreement.
     “Total Liabilities” means, at any date of determination, the sum of all liabilities of the Company which in accordance with GAAP would be classified as liabilities upon a balance sheet of the Company prepared as of such date, plus, without duplication, the aggregate amount of the Company’s Debt and Financial Contract Liability.
     “Valuation Procedures” means the Company’s Valuation Procedures in effect on January 31, 2011, a copy of which was delivered to the holders of Notes prior to January 31,

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2011, or such other valuation policies and procedures as are otherwise consented to in writing by the Required Holders (such consent not to be unreasonably withheld, conditioned or delayed).
Section 3. Conditions Precedent.
     This Amendment shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied (the “Amendment Effective Date”):
     (a) Each Noteholder shall have received this Amendment, duly executed by the Company.
     (b) The Required Holders shall have consented to this Amendment as evidenced by their execution thereof.
     (c) The representations and warranties of the Company set forth in Section 4 hereof shall be true and correct as of the date of the execution and delivery of this Amendment and as of the Amendment Effective Date.
     (d) Any consents or approvals from any holder or holders of any outstanding security or indebtedness of the Company and any amendments of agreements pursuant to which any securities or indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.
     (e) Each Noteholder shall have received such certificates of officers of the Company as it may reasonably request with respect to this Amendment and the transactions contemplated hereby.
     (f) The Company shall have paid the fees and disbursements of the Noteholders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this Amendment.
     (g) Each Noteholder shall have received fully executed copy of (i) the Credit Agreement dated as of January 31, 2011 among State Street Bank and Trust Company, and the other lending institutions party hereto and State Street Bank and Trust Company in its capacity as Agent, (ii) the Security Documents, (iii) the Note Agency Agreement, (iv) the Security Agreement (as defined in the Credit Agreement), (v) a legal opinion of Ropes & Gray LLP and (vi) a Perfection Certificate (as defined in the Security Agreement), each in a form reasonably satisfactory to the Required Holders.

Highland Credit Strategies Fund	First Amendment Agreement
     (h) Each Noteholder shall have received new replacement Notes in the form of Exhibit A hereto in exchange for their existing Notes.
     (i) the Company shall have filed the UCC Financing Statement in the form of Exhibit B hereto with the Delaware Secretary of State.
     (j) the Company shall have paid to the Noteholders, on a pro rata basis based on the aggregate outstanding principal amount of the Notes held by such Noteholders on the date hereof a non-refundable fee of $36,000.
     (k) All corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.
Section 4. Representations and Warranties.
     The Company represents and warrants that as of the date hereof and as of the date of execution and delivery of this Amendment:
     (a) This Amendment and the Note Agreement, as amended hereby, and the transactions contemplated hereby are within the statutory trust powers of the Company, have been duly authorized by all necessary statutory trust action on the part of the Company, and this Amendment and the Note Agreement, as amended hereby, have been duly executed and delivered by the Company, and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) Prior to and after giving effect to this Amendment, there are no Defaults or Events of Default under the Original Note Agreement or the Note Agreement.
     (c) The execution, delivery and performance by the Company of this Amendment and the Note Agreement, does not and will not result in a violation of or default under (A) any charter or organizational document of the Company, (B) any agreement to which the Company is a party or by which it is bound or to which the Company or any of its properties is subject, (C) any order, writ, injunction or decree binding on the Company, or (D) any statute, regulation, rule or other law applicable to any of the Company.
     (d) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the

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execution, delivery or performance by the Company of this Amendment or the Note Agreement.
     (e) Other than this Amendment, there are no other amendments, modifications, supplements or waivers to the Note Agreement.
     (f) The Company has not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby.
Section 5. Miscellaneous.
     Section 5.1. Except as amended herein, all terms and provisions of the Note Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.
     Section 5.2. Each reference in the Note Agreement to “this Agreement,“hereunder,“hereof,” or words of similar import in instruments or documents provided for in the Note Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Original Note Agreement, as amended hereby.
     Section 5.3. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.
     Section 5.4. This Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All covenants made by the Company herein shall survive the closing and the delivery of this Amendment.
     Section 5.5. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Amendment.
     Section 5.6. Each reference in the Original Note Agreement to “this Agreement,“hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Original Note Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Original Note Agreement, as amended hereby.
[Signature Page Follows]

Highland Credit Strategies Fund	First Amendment Agreement
          The execution hereof by the Required Holders shall constitute a contract among the Company and all of the holders for the uses and purposes hereinabove set forth. This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Highland Credit Strategies Fund
By	/s/ Brian Mitts
	Name:	Brian Mitts
Its: Treasurer

Highland Credit Strategies Fund	First Amendment Agreement
     This foregoing Amendment is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto.

Metropolitan Life Insurance Company
By	/s/ Judith A. Gulotta
	Name:	Judith A. Gulotta
	Title:	Managing Director

MetLife Reinsurance Company of Charleston MetLife Reinsurance Company of Vermont

By	Metropolitan Life Insurance Company, its Investment Manager

By	/s/ Judith A. Gulotta
	Name:	Judith A. Gulotta
	Title:	Managing Director